Exhibit 99.1

News For Immediate Release

WildHorse Resource Development Corporation Announces

Strategic Acquisition of Eagle Ford Properties

HOUSTON, May 11, 2017 – WildHorse Resource Development Corporation (NYSE: WRD) today announced that it has entered into a definitive agreement to acquire approximately 111,000 net acres and associated production from Anadarko Petroleum Corporation (“APC”) and affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) for aggregate consideration of $625 million, subject to certain customary closing conditions. Fourth quarter 2016 net production on the acquired properties was 7,583 barrels of oil equivalent per day (“Boe/d”) consisting of 72% oil from 386 operated wells. The transaction is expected to close on or about June 30, 2017 with an effective date of January 1, 2017.

Key Acquisition Highlights

•	Approximately 111,000 net acres (95% held by production) in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties next to WRD’s existing acreage position

•	Approximately 7.6 MBoe/d of net production for fourth quarter 2016 consisting of approximately 72% oil and 89% liquids from 68 Eagle Ford, 299 Austin Chalk, 19 Buda/Georgetown operated wells

•	949 net Eagle Ford locations and 22.9 MMBoe of proved developed producing reserves (73% oil and 88% liquids)

•	Leverage neutral transaction structure maintains a pro-forma net debt to annualized EBITDAX(1)(2) target of 2.0x or less

Operational Updates and Highlights

•	First quarter 2017 estimated production of approximately 17.6 MBoe/d consisting of 49% oil, 41% natural gas and 10% NGLs

•

Raised estimated full-year 2017 production guidance range to 27.0 – 31.0 MBoe/d from 23.0 – 27.0 MBoe/d with 1.0 MBoe/d of the increase as a result of well performance and 3.0 MBoe/d of the increase as a result of acquired production

•

In March 2017, WRD brought online its first Burleson North well and one of its strongest wells to date, the Paul 134 #2H, with an IP-30(3) of 1,035 Boe/d (93% oil) on a 5,363’ lateral. When normalized for downtime and a 6,500’ lateral, the IP-30(3) is 1,321 Boe/d.

•	In late March 2017, WRD brought online the Altimore #1H with an IP-30(3) of 1,048 Boe/d (84% oil) on a 6,435’ lateral and the Jackson #1H with an IP-30(3) of 958 Boe/d (85% oil) on a 6,297’ lateral

•	The Altimore and Jackson are located on a 2-well pad immediately adjacent to the eastern portion of the acquisition acreage. The Paul is adjacent to the western portion of the acquisition acreage.

•

Strong 2016 well results continue to outperform the type curve with the Candace #1H tracking an EUR of 138 Boe per foot; the Snap B #1H tracking an EUR of 137 Boe per foot; and the Belmont Stakes #1H tracking an EUR of 135 Boe per foot

“This transformative acquisition presented us with a strategic opportunity to consolidate our acreage position. With a total of 385,000 net acres, we have built a premier contiguous acreage base making us the second largest operator in the entire Eagle Ford trend. Furthermore, we have done so at prices we believe to be extremely attractive, providing highly economic returns on a full cycle basis. WRD’s pre-acquisition drilling schedule already includes 36 wells immediately adjacent to the acquired acreage. With the new acquisition, WRD can further optimize pad location and development planning with fewer limitations. As a result, this transaction immediately adds value to our existing program,” said Jay Graham, Chairman and Chief Executive Officer. “In addition, we recently brought online some of the strongest East Texas Eagle Ford wells to date which makes us even more confident in our strategy. We look forward to incorporating the acquired assets into our 2017 program,” added Jay Graham.

Transaction Terms and Financing

Transaction consideration is $625 million including approximately $556 million of cash to APC and 6.3 million shares of WRD common stock valued at approximately $69 million to KKR. In conjunction with the transaction, The Carlyle Group (“Carlyle”), through its U.S. buyout fund Carlyle Partners VI, has agreed to purchase $435 million of Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”) from WRD. The remainder of the acquisition price is to be funded by borrowings under WRD’s revolving credit facility.

On April 4, 2017, the borrowing base on WRD’s revolving credit facility increased from $362.5 million to $450 million in connection with the semi-annual redetermination. WRD has been in preliminary talks with its bank group to re-determine its borrowing base as a result of the additional PDP reserves to be acquired in the transaction. Based on early indications from its bank group, WRD expects its borrowing base to increase by $200 million in connection with the transaction closing.

The preferred stock will pay a dividend rate of 6% per annum in cash, preferred stock, or a combination thereof at WRD’s sole election. WRD’s intention is to pay dividends in preferred stock for the foreseeable future. The preferred stock issued is treated as mezzanine equity on the balance sheet, given its redemption provisions. The preferred stock also includes additional equity characteristics such as its lack of a maturity date, junior ranking to all debt, and PIK dividend. As such, structuring the acquisition financing with preferred stock will have an approximately leverage neutral effect on our target net debt to annualized EBITDAX(1)(2) of 2.0x or less. For additional details and disclosures on the preferred stock terms, see “Series A Perpetual Convertible Preferred Stock” in this press release.

The Special Committee of the Board of Directors of WRD (the “Special Committee”) negotiated, approved, and recommended to the full Board of Directors the terms of the preferred stock offering. The Special Committee retained and was advised by separate legal and financial advisors. Barclays acted as financial advisor to WRD in regards to the acquisition and financing. Locke Lord LLP, Vinson & Elkins LLP and Akin Gump Strauss Hauer & Feld LLP acted as legal advisors to WRD in regards to the acquisition and financing.

(1)

Adjusted EBITDAX and net debt are non-GAAP financial measure. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(2)	Annualized EBITDAX is based on WRD’s first quarter 2017 reported EBITDAX of $34.6 million and the acquisition asset’s estimated fourth quarter 2016 EBITDAX of approximately $15.75 million.

(3)	The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.

Operational Update

In the first quarter 2017, WRD brought online 7 gross (7 net) wells in the Eagle Ford. Among these wells was the Paul 134 #2H, our first well on the Burleson North acreage, with an IP-30(3) of 1,035 Boe/d (93% oil) on a 5,363’ lateral. When normalized for downtime and a 6,500’ lateral, the IP-30(3) rate is 1,321 Boe/d, making the Paul 134 #2H among the strongest wells in the East Texas Eagle Ford to date based on initial production rates. In April, WRD commenced drilling an additional six wells within the vicinity of the Paul 134 #2H which is adjacent to the western portion of the acquired acreage.

In late March, WRD brought online the Altimore #1H and Jackson #1H wells on a 2-well pad along the northeastern border of Burleson and Brazos Counties, adjacent to the acquired acreage. The early results are very encouraging with an IP-30(3) rate of 1,048 Boe/d (84% oil) on the Altimore #1H and an IP-30(3) of 958 Boe/d (85% oil) on the Jackson #1H. We believe the results of these wells provide us with further confidence in the acquisition acreage as well our Gen 3 design.

In addition to our recent well results, some of our strongest 2016 wells continue to significantly outperform the 91 Boe per foot type curve. The Candace #1H is tracking an EUR of 138 Boe per foot and is located immediately adjacent to western parts of the acquired properties. The Belmont Stakes #1H is tracking an EUR of 135 Boe per foot. The Belmont Stakes is located 4 miles south and 3 miles west of the acquired properties. The Snap B #1H is also tracking a very high EUR of 137 Boe per foot and is centrally focused on our acreage position.

With strong well results to the east, west, and north, WRD believes the new acquisition acreage is well-delineated and anticipates similar well results. Prior to the acquisition, WRD’s drilling schedule already included 36 wells immediately adjacent to the acquisition acreage. Of these 36 wells, 8 will receive a direct increase in working interest as a result of the transaction. The acquisition will also allow for further optimization of unit location, lateral length, and development in our Eagle Ford position.

Along with further Eagle Ford results, WRD expects to bring online an Austin Chalk well in the second quarter of 2017. With 299 operated legacy Austin Chalk wells on the acquired acreage, the horizon is present across the entire position and may potentially be redeveloped in certain select areas. In addition, WRD has recently completed its second Eagle Ford refrac test with encouraging results and plans for several more tests in 2017.

In North Louisiana, the recently drilled 2-well pad began flowing back in early May. WRD expects to release results from this pad and the Austin Chalk in late 2017 as more performance data becomes available.

2017 Guidance Update

The following updated guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statements and Additional Disclosures” caption at the end of this press release. WRD’s 2017 guidance is based on, among other things, its current expectations as of May 11, 2017 regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allows for economic production of these products.

With 36 wells of the existing 2017 development plan surrounding the acquisition acreage, WRD will begin drilling the new position almost immediately. In addition, WRD’s updated 2017 capex guidance has been increased to $550 – $675 million with some capital immediately reallocated to drilling on the acquisition acreage. The drilling program has also increased by 10 gross wells to between 100 – 120 gross spuds in 2017. The number of gross wells brought online has increased by 5 wells to between 85 and 105 gross wells in 2017. The announced acquisition will also increase the working interest of our 2017 and 2018 development programs. Several of the additional wells will be on the acquired acreage in addition to the 36 adjacent wells already planned prior to the acquisition.

Full year 2017 production guidance increased by approximately 4.0 MBoe/d to 27.0 – 31.0 MBoe/d comprised of 1.0 MBoe/d as a result of WRD well performance and 3.0 MBoe/d as a result of the acquisition expected to close on June 30, 2017. Pre-acquisition production guidance increased by 4% due to well performance.

The table below presents our updated 2017 guidance:

	Prior Guidance		Updated Guidance
	Low	High	Low	High
Net Average Daily Production (Mboe/d)	23	- 27	27	- 31
Oil (% of Production)	52%	- 56%	57%	- 61%
Natural Gas (% of Production)	35%	- 38%	29%	- 33%
NGLs (% of Production)	8%	- 10%	9%	- 11%
Average Costs (per Boe)
Lease Operating Expense	($2.75)	- ($3.25)	($3.25)	- ($3.75)
Gathering, Processing, and Transportation	($0.95)	- ($1.15)	($0.95)	- ($1.15)
Taxes Other than Income	($2.00)	- ($2.25)	($2.00)	- ($2.25)
Cash General and Administrative(4)	($2.75)	- ($3.25)	($2.50)	- ($3.00)
Commodity Price Realizations (Unhedged)(5)
Crude Oil Realized Price (% of WTI NYMEX)	95%	- 100%	95%	- 100%
Natural Gas Realized Price (% of NYMEX to Henry Hub)	95%	- 100%	95%	- 100%
NGL Realized Price (% of WTI NYMEX)	22%	- 27%	27%	- 32%
Drilling Program
Wells Spud (Gross)	90	- 110	100	- 120
Wells Completed (Gross)	80	- 100	85	- 105
D&C Capital Expenditure ($MM)	$450	- $600	$550	- $675

Note: Guidance as of May 11, 2017

(4)

Excludes non-cash compensation charges associated with grants under our LTIP and incentive units issued to certain of our officers and employees. WRD does not guide to anticipated average non-cash general and administrative costs. Please see “Cautionary Statements and Additional Disclosures” for additional disclosures because such compensation charges are based in part on the price of our common stock and are too speculative to predict.

(5)	Based on strip pricing as of May 11, 2017.

Hedging Update

Since the end of first quarter 2017, WRD has added additional hedges. Based on the mid-point of WRD’s updated production guidance, these hedges cover 62% of expected total production over the last 9 months of 2017 with a weighted average price of $52.71 per barrel of crude and $3.09 per MMbtu of natural gas. WRD intends to continue hedging to meet its target of at least 75% of production hedged in 2017, 50% hedged in 2018, and 25% hedged in 2019. The table below presents WRD’s hedge position as of May 11, 2017:

	Remaining
	2017(8)	2018	2019
Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	3,277,054	4,450,409	2,874,098
Volumes Hedged (Bbl/d)	11,917	12,193	7,874
Total weighted-average price (6)	$52.71	$53.61	$54.19
Expected crude production hedged (7)	60%	—	—
Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMBtu)	13,581,895	11,565,800	9,877,900
Volumes Hedged (MMbtu/d)	49,389	31,687	27,063
Total weighted-average price (6)	$3.09	$3.03	$2.81
Expected gas production hedged (7)	86%	—	—
Total Hedge Contracts:
Total hedged production (boe)	5,540,703	6,378,042	4,520,415
Volumes Hedged (Boe/d)	20,148	17,474	12,385
Total weighted-average price ($/boe) (6)	$38.74	$42.90	$40.60
Expected total production hedged (7)	62%	—	—

(6)	Utilizing the mid-point for collars.
(7)	Using the mid-point of WRD’s updated 2017 guidance ranges.
(8)	Represents April 1 – December 31, 2017

Conference Call and Webcast

WRD will host an investor conference call on May 11, 2017 at 8 a.m. Central (9 a.m. Eastern) to discuss this strategic transaction. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 1960634), or (412) 902-6506 for international calls, (Conference ID: 1960634) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10105576) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale in East Texas and the Over-Pressured Cotton Valley in North Louisiana. For more information, please visit our website at www.wildhorserd.com.

Series A Perpetual Convertible Preferred Stock

The Series A Perpetual Convertible Preferred Stock (the “Preferred Stock”) will have an initial liquidation preference of $1,000 per share and will pay a dividend rate of 6% per annum in cash, additional amounts added to the liquidation preference in kind, or a combination thereof at WRD’s sole election. WRD’s intention is to pay dividends in kind for the foreseeable future. If at any time following the 30-month anniversary of the issuance date the closing sale price of WRD’s common stock equals or exceeds 130% of the Conversion Price (as defined below) for at least 25 consecutive trading days, WRD’s obligation to pay dividends on the Preferred Stock shall terminate permanently. The preferred stock is defined as a mezzanine equity instrument given its redemption provisions. The preferred stock also includes additional equity characteristics such as its lack of a maturity date, junior ranking to all debt, and PIK dividend. As such, structuring the acquisition financing with preferred stock will have an approximately leverage neutral effect on our target net debt to annualized EBITDAX(1)(2) of 2.0x or less.

Following the first anniversary of the date of issuance, but subject to the foregoing, the Preferred Stock may be converted at the option of the holder into shares of WRD’s common stock at a conversion price of $13.90 per share (the “Conversion Price”), which represents a 20% premium to the 30-day volume-weighted average price ended May 10, 2017. Following the fourth anniversary of the date of issuance, the Preferred Stock will be mandatorily convertible by WRD at the Conversion Price if the closing common stock price exceeds certain thresholds and subject to certain trading volume and other liquidity requirements.

In connection with certain change of control transactions, the holders of the Preferred Stock will be entitled to cause WRD to redeem the Preferred Stock for cash in an amount equal to the liquidation preference (plus a make-whole equal to the net present value of dividend payments through the 30-month anniversary of the issue date, for any transaction occurring prior to such date). WRD will have the right to redeem the preferred starting on the fifth anniversary of the issue date at certain premiums to the liquidation preference that will decrease each year following the fifth anniversary of the issuance date.

Until conversion, the holders of the Preferred Stock will vote together with WRD’s common stock on an as-converted basis and will also have rights to vote on certain matters impacting the Preferred Stock. Subject to receipt of required regulatory approvals, Carlyle will have the right to continue to elect up to two members to WRD’s board of directors, subject to maintaining certain minimum ownership thresholds of common stock on an as-converted basis.

The Special Committee of the Board of Directors of WRD (the “Special Committee”) negotiated, approved, and recommended to the full Board of Directors the terms of the Preferred Stock offering. In addition, the issuance of the Preferred Stock to Carlyle has been approved by stockholders holding a majority of WRD’s outstanding shares of common stock.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Reserves

Actual quantities that may be ultimately recovered from WildHorse’s interests may differ substantially from the estimates in this presentation. Factors affecting ultimate recovery include the scope of WildHorse’s ongoing drilling program, which will be directly affected by commodity prices, the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors, and actual drilling results, including geological and mechanical factors affecting recovery rates.

“EUR” or “Estimated Ultimate Recovery,” when referring to a currently producing well, refers to the sum of total gross remaining proved reserves attributable to each location in WildHorse’s reserve report and cumulative sales from such location. EUR is shown on a combined basis for oil/condensates, gas and NGLs after the effects of processing. These quantities do not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineers Petroleum Resource Management System or the SEC’s rules.

Cash General and Administrative Expenses per Boe

Our presentation of cash general and administrative (“G&A”) expenses per Boe is a non-GAAP measure. We define cash G&A per Boe as total G&A determined in accordance with U.S. GAAP less non-cash equity compensation expenses, expressed on a per-Boe basis. We report and provide guidance on cash G&A per Boe because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A per Boe is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A per Boe should not be considered as an alternative to, or more meaningful than, total G&A per Boe as determined in accordance with U.S. GAAP and may not be comparable to other similarly titled measures of other companies.

Management Locations

WRD has disclosed net horizontal drilling locations in this press release in the proved, probable, and possible categories as audited by Cawley, Gillespie and Associates, Inc., WRD’s third party engineers, as well as 1,599 drilling locations that have been identified by WRD’s management including the 949 net locations from the announced acquisition. WRD identified those additional locations using the same methodology as those locations to which probable and possible reserves are attributed—by using existing geologic and engineering data from vertical production and seismic data. Of those 3,299 net horizontal drilling locations, 1,700 lie within the geographic areas to which proved, probable and possible reserves are attributed. The remaining 1,011 management identified net horizontal drilling locations are within geographic areas to which proved, probable or possible reserves are not attributed, but nonetheless are locations that WRD has specifically identified based on its evaluation of applicable geologic and engineering data accrued over our multi-year historical drilling activities in the surrounding area. The locations have been identified by WRD’s management based on its evaluation of applicable geologic and engineering data from historical drilling activities in the surrounding area. The locations on which WRD actually drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors, and may differ from the locations currently identified.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measure Adjusted EBITDAX and Net Debt. The accompanying schedules provide a reconciliation of each of the non-GAAP financial measures to its most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

Calculation of Adjusted EBITDAX

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items.

For the Three Months Ended March 31,
(Amounts in $000s)	2017
Net Income (loss)	$20,252
Add (Deduct):
Interest expense, net	5,571
Income tax (benefit) expense	11,700
Depreciation, depletion and amortization	26,443
Exploration expense	1,615
(Gain) loss on derivative instruments	(31,291)
Cash settlements received / (paid) on commodity derivatives	(983)
Stock-based compensation	495
Acquisition related costs	599
Debt extinguishment costs	(11)
Initial public offering costs	182
Non-cash liability amortization	—

Adjusted EBITDAX	$34,572

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com